Exhibit 10.3

Marketing Agent Services Agreement

This Marketing Agent Services Agreement (the “Agreement”) is entered into and effective as of January 01, 2021 (the “Effective Date”) by and among:

1.	ALPS Distributors, Inc., a corporation incorporated in the State of Colorado, a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and a member of the Financial Industry Regulatory Authority, Inc. (“ALPS”); and

2.	GraniteShares, LLC, a Delaware limited liability company, and the sponsor of each Trust (“Sponsor”).

The Sponsor and ALPS each may be referred to individually as a “Party” or collectively as “Parties.”

1. Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “ALPS Associates” means ALPS and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(d) “ALPS Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by ALPS in connection with its performance of the Services.

(e) “Authorized Participant” means a firm that has entered into an Authorized Participant Agreement with the Sponsor and Trustee with respect to Purchase Orders and Redemption Orders for Baskets.

(f) “Basket” means each aggregate amount of identified Shares of each Trust.

(g) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(h) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(i) “Client Data” means all data of the Sponsor, including data related to Sales Materials, and Market Data provided by each Trust or Sponsor and all output and derivatives thereof, necessary to enable ALPS to perform the Services, but excluding ALPS Property.

(j) “Confidential Information” means any information about the Sponsor, each Trust or ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(k) “Data Supplier” means a supplier of Market Data.

(l) “Exchange Act” mean the Securities Exchange Act of 1934, as amended.

(m) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(n) “Governing Documents” means the constitutional documents of an entity and, with respect to each Trust, each Trust Agreement, all minutes of meetings analogous governing body and of shareholders meetings, Prospectuses, offering memorandum, subscription materials, , policies and procedures, , other material agreements, and other disclosure documents utilized by each Trust, all as amended from time to time.

(o) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(p) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(q) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(r) “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data, to the extent applicable.

(s) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(t) “Prospectus” means the current prospectus of each Trust included in its effective registration statement, as supplemented or amended from time to time.

(u) “Sales Materials” means all sales literature and advertisements with respect to each Trust and submitted to ALPS by the Sponsor for approval.

(v) “SEC” means the United States Securities and Exchange Commission.

(w) “Services” means the services listed in Schedule A.

(x) “Shares” means the equity securities representing an interest in the assets of each Trust issued or redeemed by each Trust from time to time.

(y) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(z) “Trust” means each of the GraniteShares Gold Trust and GraniteShares Platinum Trust.

(aa) “Trust Agreement” means a Depository Trust Agreement between the Trustee and the Sponsor, as it may be amended from time to time.

(bb) “Trustee” means The Bank of New York Mellon.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

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2. Services and Fees

2.1. Subject to the terms of this Agreement, ALPS will perform the Services set forth in Schedule A for the Sponsor. ALPS shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. The Sponsor requests to change the Services, including those necessitated by a change to the Governing Documents of each Trust or a change in applicable Law, will only be binding on ALPS when they are reflected in an amendment to Schedule A.

2.2. The Sponsor agrees to pay, the fees, charges and expenses set forth in Schedule B and subject to the terms of this Agreement.

2.3. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by ALPS to one or more of its Affiliates or other Persons (and any required Sponsor consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by ALPS. If ALPS delegates any Services, (i) such delegation shall not relieve ALPS of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of ALPS, and (iii) if required by applicable Law, ALPS will identify such agents and the Services delegated and will update the Sponsor when making any material changes in sufficient detail to enable the Sponsor to object to a particular arrangement.

3. Responsibilities

3.1. The Sponsor is responsible for performing the functions relating to its role with respect to each Trust in accordance with each Trust Agreement and each Trust’s Prospectus. Without limiting the foregoing, the Sponsor shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Sponsor.

(b) Evaluate the accuracy and accept responsibility for the results of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform ALPS of any errors it is in a position to identify.

(c) Provide ALPS with timely and accurate information required by ALPS in order to perform the Services and its duties and obligations hereunder.

(d) Represent that all statements of fact contained therein, or to be contained in all Sales Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the Prospectus nor any Sales Materials shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances in which made, not misleading. Notwithstanding the foregoing, the Sponsor shall not be deemed to make any representation or warranty as to any information or statement provided by ALPS for inclusion in the Prospectus.

3.2. The Services, including any services that involve specified reporting requested by the Sponsor, are provided by ALPS as a support function to the Sponsor and are not intended to satisfy each Trust’s compliance with Law.

3.3. The Sponsor is exclusively responsible for ensuring that it complies with Law and its Governing Documents. It is the Sponsor’s responsibility to provide ALPS with all final requested Trust Governing Documents as of the Effective Date, unless such Trust Governing Documents are available in publicly-available SEC filings. The Sponsor will notify ALPS in writing of any changes to each Trust’s Governing Documents that may materially impact the Services and/or that affect each Trust’s Creation Orders and Redemption Orders. ALPS is not responsible for monitoring compliance by each Trust or Sponsor with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions that do not impact ALPS’ role with respect to the review and approval of Creation Orders and Redemption Orders.

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3.4. In the event that Market Data is supplied to or through ALPS Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Sponsor in connection with the Services and (ii) not be disseminated by the Sponsor or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither ALPS nor any Data Supplier shall be liable to the Sponsor or any other Person for any Losses with respect to Market Data, reliance by ALPS Associates or the Sponsor on Market Data or the provision of Market Data in connection with this Agreement.

3.5. The Sponsor shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to ALPS, all Client Data. The Sponsor shall arrange with each such Person to deliver such information and materials on a timely basis, and ALPS will not be required to enter any agreements with that Person in order for ALPS to provide the Services.

3.6. Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, ALPS Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by ALPS Associates in connection with the performance of the Services and ALPS’s duties and obligations hereunder, without further enquiry or liability.

3.7. Notwithstanding anything in this Agreement to the contrary, if ALPS is in doubt as to any action it should or should not take in its provision of Services, ALPS Associates may request directions, advice or instructions from the Sponsor or each Trust’s authorized service providers.

4. Term

4.1. The initial term of this Agreement will be from the Effective Date through 1 year from such Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either ALPS or the Sponsor provides the other with a written notice of termination at least 60 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5. Termination

5.1. ALPS or the Sponsor also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is the Sponsor, if it becomes subject to a material Action or an Action that ALPS reasonably determines could cause ALPS reputational harm, or (v) where the other Party is the Sponsor, material changes in Trust’s Governing Documents or the assumptions set forth in Section 1 of Schedule B are determined by ALPS, in its reasonable discretion, to materially affect the Services or to be materially adverse to ALPS.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 60 calendar days after the event.

5.2. Upon delivery of a termination notice, subject to the receipt by ALPS of all then-due fees, charges and expenses, ALPS shall continue to provide the Services up to the effective date of the termination notice; thereafter, ALPS shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by ALPS. In the event of the termination of this Agreement, ALPS shall provide exit assistance by promptly supplying requested Client Data to the Sponsor or any other Person(s) designated by it, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term. In the event that the Sponsor wishes to retain ALPS to perform additional transition or related post-termination services, including providing data and reports in new formats, the Sponsor and ALPS shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Schedule B, as appropriate.

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5.3. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by ALPS for the Sponsor after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6. Limitation of Liability and Indemnification

6.1. Notwithstanding anything in this Agreement to the contrary, ALPS Associates shall not be liable to the Sponsor for any action or inaction of any ALPS Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of ALPS in the performance of ALPS’s duties or obligations under this Agreement. Under no circumstances shall ALPS Associates be liable to the Sponsor for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The Sponsor shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Sponsor on a quarterly basis prior to the final disposition of such matter upon receipt by the Sponsor of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. The maximum amount of cumulative liability of ALPS Associates to the Sponsor for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by that the Sponsor to ALPS under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

6.2. ALPS shall indemnify, defend and hold harmless the Sponsor and its respective officers, directors, agents, and employees (“Sponsor Associates”) from and against Losses (including legal fees and costs to enforce this provision) that Sponsor Associates suffer, incur, or pay as a result of any third-party Claims arising solely from ALPS’ gross negligence, willful misconduct, bad faith, reckless disregard or fraud in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

7. Representations and Warranties

7.1. Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. The Sponsor represents and warrants to ALPS that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of each Trust, the Sponsor and other corporate actions thereof; (ii) it is a limited partnership duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an investment adviser; (iii) it is empowered under Law and by its Governing Documents (together, the “Organizational Documents”) to enter into and perform this Agreement; and (v) it will promptly notify ALPS of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to the Sponsor and each Trust that are relevant to the Services.

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8. Client Data

8.1. The Sponsor (i) will provide or ensure that other Persons provide all Client Data to ALPS in an electronic format that is acceptable to ALPS (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between ALPS and the Sponsor, all Client Data shall remain the property of the Sponsor to which such Client Data relate. Client Data shall not be used or disclosed by ALPS other than in connection with providing the Services and as permitted under Section 11.2. ALPS shall be permitted to act upon instructions from the Sponsor with respect to the disclosure or disposition of Client Data related to the Sponsor and/or each Trust, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2. ALPS shall maintain and store material Client Data used in the official books and records of the Sponsor and/or each Trust, as the case may be, for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9. Data Protection

9.1. From time to time and in connection with the Services ALPS may obtain access to certain personal data from the Sponsor. Personal data relating to the Sponsor and its Affiliates, members, shareholders, directors, officers, partners, employees and agents will be processed by and on behalf of ALPS. The Sponsor consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

10. ALPS Property

10.1. ALPS Property is and shall remain the property of ALPS or, when applicable, its Affiliates or suppliers. Neither the Sponsor, each Trust nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any ALPS Property, except as specifically set forth herein. The Sponsor shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by ALPS to receive the same, any information concerning the ALPS Property and shall use reasonable efforts to prevent any such disclosure.

11. Confidentiality

11.1. Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2. Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of the Sponsor, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Sponsor Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Sponsor shall ensure compliance by Sponsor Representatives with Section 11.1.

(b)	In the case of ALPS, to the Sponsor, each Trust and each ALPS Associate, Sponsor Representative, Authorized Participant, Trustee, Sponsor counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out ALPS’s duties under or enforcing this Agreement. ALPS shall ensure compliance by ALPS Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

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11.4. ALPS’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ALPS in connection with the Services.

11.5. Upon the prior written consent of the Sponsor, ALPS shall have the right to identify each Trust or the Sponsor in connection with its marketing agent-related activities and in its marketing materials as a client of ALPS. Upon the prior written consent of ALPS, the Sponsor and each Trust shall have the right to identify ALPS and to describe the Services and the material terms of this Agreement in the Sales Materials and offering documents of each Trust. This Agreement shall not prohibit ALPS from using any Trust or Sponsor data (including Client Data) in tracking and reporting on ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that neither each Trust nor the Sponsor is named in such public statements without its prior written consent. The Sponsor shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that ALPS is acting as a fiduciary, principal underwriter, investment adviser, tax preparer or advisor, custodian or bailee with respect to each Trust, Sponsor or any of their respective assets, investors or customers.

12. Notices

12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to ALPS:

ALPS Distributors, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: notices@sscinc.com

If to the Sponsor:

GraniteShares LLC

205 Hudson Street, 7th Floor

New York, NY 10013

Attention: William Rhind

Tel: +1 646 876 5049

E-mail: williamrhind@graniteshares.com

13. Miscellaneous

13.1. Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No ALPS Associate has authority to bind ALPS in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Sponsor, in whole or in part, whether directly or by operation of Law, without the prior written consent of ALPS. ALPS may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of ALPS, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of ALPS’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3. Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

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13.4. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5. Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of ALPS Associates related to the Services and the subject matter of this Agreement, and no ALPS Associate shall have any liability to each Trust, Sponsor or any other Person for, and the Sponsor hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6. Force Majeure. ALPS will not be responsible for any Losses of property in ALPS Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, pandemics or epidemics, or other analogous events. ALPS shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7. Non-Exclusivity. The duties and obligations of ALPS hereunder shall not preclude ALPS from providing services of a comparable or different nature to any other Person. The Sponsor understands that ALPS may have relationships with Data Suppliers and providers of technology, data or other services to each Trust and Sponsor and ALPS may receive economic or other benefits in connection with the Services provided hereunder.

13.8. No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9. No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Sponsor will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of ALPS or its Affiliates without the consent of ALPS; provided, however, that the foregoing shall not prevent the Sponsor from soliciting employees through general advertising not targeted specifically at any or all ALPS Associates. If the Sponsor employs or engages any ALPS Associate during the term of this Agreement or the period of 12 months thereafter, the Sponsor shall pay for any fees and expenses (including recruiters’ fees) incurred by ALPS or its Affiliates in hiring replacement personnel as well as any other remedies available to ALPS.

13.10. No Warranties. Except as expressly listed herein, ALPS and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. ALPS disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11. Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12. Testimony. If ALPS is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services or this Agreement in any Action to which each Trust or Sponsor is a party or otherwise related to each Trust or Sponsor, the Sponsor shall reimburse ALPS for all costs and expenses, including the time of its professional staff at ALPS’s standard rates and the cost of legal representation, that ALPS reasonably incurs in connection therewith.

13.13. Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to ALPS Associates and Data Suppliers.

13.14. Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS DISTRIBUTORS, INC.		GRANITESHARES LLC

By:		By:

Name:	Bradley J. Swenson	Name:	William Rhind

Title:	Director, President & Chief Operating Officer	Title:	CEO and CFO

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Schedule A

Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	The Sponsor acknowledges that ALPS’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)	The Sponsor and other Persons that are not employees or agents of ALPS whose cooperation is reasonably required for the ALPS to provide the Services providing cooperation, information and, as applicable, instructions to ALPS promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by each Trust, Sponsor and other Persons that are not employees or agents of ALPS remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to ALPS Associates in connection with the Services by any Person.

(iv)	The Sponsor informing ALPS on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by the Sponsor under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	ALPS’s timely receipt of the then most current version of each Trust Governing Documents and required implementation documentation, including completed set-up questionnaire and ALPS Web Portal and other application User information.

B.	Services to be Provided

1.	The following Services will be performed by ALPS under this Agreement and, as applicable, are contingent on the performance by the Sponsor of its duties and obligations otherwise contained in this Agreement.

Marketing Services

●	Provide investment company advertising and sales literature review and approval (see “Advertising and Sales Literature Review” below); record maintenance of online submissions, review and approval, and real-time status updates through SS&C Advertising Review Portal

○	File required materials with FINRA
○	Provide advertising regulatory and disclosure guidance

Client Portal

●	Document Management/Sharing
●	Initiate requests or provide feedback
●	Retrieval of current and historical reports stored for retention periods defined by SEC/FINRA/IRS regulations
●	Printed material fulfillment requests (i.e., prospectuses, annual reports, applications)

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Advertising and Sales Literature Review

○	ALPS shall provide review of broker-dealer related advertising and sales literature pieces (“marketing pieces”) submitted to ALPS by Sponsor, as well as certain related consultative services.

○	ALPS’ services are based on the understanding that Sponsor will utilize current systems and expertise owned by ALPS, specifically the AdLit Advertising Review System (“AdLit”), and that ALPS will base its reviews on: (i) the guidelines contained within ALPS’ Sales and Advertising Guide and ALPS’ Written Supervisory Procedures; (ii) rules and guidance issued by FINRA and the SEC related to communications with the public and/or communications to institutional investors, as those terms are defined in FINRA Rules 2210 and 2211 and in various other FINRA and SEC rules and interpretive material; and (iii) ALPS’ submission guidelines with respect to the use of trademarked and/or copyright materials, to the extent applicable. All material submitted to ALPS will be provided by ALPS to Sponsor with comments or approval no later than three business days after receipt in AdLit.

○	Each marketing piece submitted to ALPS for review will be subject to the following process:

▪	Each piece will undergo review at ALPS by a FINRA-licensed registered principal possessing the required expertise and appropriate license to review the marketing piece submitted to ALPS;

▪	ALPS’ comments shall consist of (i) recommendations for changes that, in the opinion of the ALPS reviewer, will be consistent with the guidelines specified by ALPS above, or (ii) in the form of an acknowledgement that the submitted material is consistent with such guidelines with no additional changes. In the event of the latter, the item will be approved by the registered principal and filed with the applicable regulatory body if necessary.

▪	ALPS will provide system training and ongoing consulting with respect to advertising review guidelines and rules for each marketing piece submitted via the process described herein.

▪	ALPS will file the Sales Materials with FINRA only if it is considered necessary. If asked by the Sponsor, ALPS will provide the requisite information with respect to the such filing requirements with FINRA.

○	If Sponsor wishes ALPS to perform an expedited review of marketing pieces within one business day of ALPS’ receipt of such marketing pieces, the expedited review will be performed subject to and in accordance with the following:

▪	The marketing piece must be 30 pages or less in actual length in order to be considered for expedited review. Web pages and other marketing pieces over 30 pages require a more in-depth review; therefore, ALPS cannot guarantee a one business day review for these items.

▪	The marketing piece must be submitted via ALPS’ AdLit system by no later than 3:00 P.M. Mountain Time (2:00 P.M. PT/5:00 P.M. ET). This will ensure that ALPS has a full one business day to review and provide Sponsor with comments.

▪	Sponsor must check the box on the AdLit coversheet whereby Sponsor requests and accepts the terms and fee(s) associated with expedited review in order to ensure that ALPS is notified of the expedited request.

ALPS cannot guarantee that a marketing piece will be APPROVED within one business day of being received via AdLit. ALPS will review and submit comments to Sponsor within this timeframe.

C.	Additional Terms Applicable to the Services

D.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, ALPS:

(i)	Does not maintain custody of any cash, securities, Shares or Baskets.
(ii)	Does not have the ability to authorize or approve any secondary market transactions with respect to the Shares.
(iii)	Does not have the authority to enter into contracts on behalf of each Trust or Sponsor.
(iv)	Does not perform any management functions or make any management decisions with regard to the operation of each Trust.
(v)	Is not each Trust’s tax or legal advisor and does not provide any tax or legal advice.
(vi)	Is not obligated to perform any additional or materially different services due to changes in Law unless otherwise agreed upon in writing by the Parties.

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2.	If ALPS allows the Sponsor or its agents and representatives (“Users”) to (i) receive information and reports from ALPS and/or (ii) issue instructions to ALPS via web portals or other similar electronic mechanisms hosted or maintained by ALPS or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by ALPS (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. The Sponsor shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify ALPS promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by the Sponsor or its authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by the Sponsor shall not be effective until ALPS has confirmed receipt and execution of such change.

(ii)	ALPS grants to the Sponsor a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. The Sponsor will ensure that any use of access to any Web Portal is in accordance with ALPS’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	The Sponsor will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. The Sponsor will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	ALPS reserves all rights in ALPS systems and in the software that are not expressly granted to the Sponsor hereunder.

(v)	ALPS may discontinue or suspend the availability of any Web Portals at any time without prior notice; ALPS will endeavor to notify the Sponsor as soon as reasonably practicable of such action.

3.	ALPS shall provide reasonable assistance to responding to due diligence and analogous requests for information from Authorized Participants (or others representing them); provided, that ALPS may elect to provide these services only upon the Sponsor’s agreement in writing to separate fees in the event responding to such requests becomes, in ALPS’s sole discretion, excessive.

4.	Reports and information shall be deemed provided to the Sponsor if they are made available to the Sponsor online through ALPS’s Web Portal.

E.	Additional Terms Applicable to the Services

F.	Miscellaneous

5.	If ALPS allows the Sponsor or its agents and representatives (“Users”) to (i) receive information and reports from ALPS and/or (ii) issue instructions to ALPS via web portals or other similar electronic mechanisms hosted or maintained by ALPS or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by ALPS (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. The Sponsor shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify ALPS promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by the Sponsor or its authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by the Sponsor shall not be effective until ALPS has confirmed receipt and execution of such change.

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(ii)	ALPS grants to the Sponsor a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. The Sponsor will ensure that any use of access to any Web Portal is in accordance with ALPS’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	The Sponsor will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. The Sponsor will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	ALPS reserves all rights in ALPS systems and in the software that are not expressly granted to the Sponsor hereunder.

(v)	ALPS may discontinue or suspend the availability of any Web Portals at any time without prior notice; ALPS will endeavor to notify the Sponsor as soon as reasonably practicable of such action.

6.	ALPS shall provide reasonable assistance to responding to due diligence and analogous requests for information from Authorized Participants (or others representing them); provided, that ALPS may elect to provide these services only upon the Sponsor’s agreement in writing to separate fees in the event responding to such requests becomes, in ALPS’s sole discretion, excessive.

7.	Reports and information shall be deemed provided to the Sponsor if they are made available to the Sponsor online through ALPS’s Web Portal.

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Schedule B

Fees and Expenses

1.	Fees

(a)	Assumptions

The Parties have agreed to the fees based on the assumptions set forth in the proposal dated October 1, 2020. For the avoidance of any doubt, the fees, including any annual fees apply irrespective of whether any of the assumptions have been met; provided, however increases in complexity of the assumptions may result in additional charges.

(b)	Marketing Agent Services

All fees will be calculated daily and billed monthly by ALPS. The fees to be paid to ALPS by the Sponsor shall as follows:

Associated Expenses:

2.	Fees for Additional Services; Expenses

Except to the extent Services are listed in Schedule A and fixed fees are provided above, fees for conversion, setup and implementation, data extracts, development work, customized reports and other services not listed in this Agreement will be billed at ALPS’s standard rates, currently $250 per hour. Fees for reviews of Client Data maintained by ALPS by Government Authorities in connection with those authorities’ oversight or regulation of each Trust or otherwise not caused by ALPS also will be billed at ALPS’ standard rates if applicable.

For any work to be billed at ALPS’s standard rates, estimates will be provided to the Sponsor prior to work being started.

Background Check

ALPS may itself and through its agents conduct a background check on the Sponsor and each Trust and any of their respective Affiliates, members, shareholders, directors, officers, partners, employees, agents and contractors (including submitting personal information to a credit reference agency). The Sponsor will cooperate with ALPS in providing and/or obtaining information necessary to conduct the background check. ALPS may terminate the Agreement within 30 days of receipt of the results of the background check if ALPS, in its sole discretion, determines that it is inadvisable for ALPS to provide the Services under the Agreement.

3.	Payment and Fee Changes

Payment shall be made to ALPS or its Affiliates by wire transfer or at the address on the fee statement or invoice or at such other address as ALPS may specify. Unless otherwise stated, fees are billed monthly in advance and are due and payable in advance on the first day of each calendar month. Bills for expenses are due and payable upon receipt of ALPS’s invoice. Payment for fees and expenses may be made automatically by auto-debit to the account designated by the Sponsor upon the Sponsor’s approval of the applicable invoice.

A late payment charge of 1½% per month, or the maximum rate allowed by Law, whichever is less, will be added to all amounts due under this Agreement if they are not paid within 30 days of the due date. If an invoice turned over for collection, the Sponsor shall pay all of ALPS’s collection costs, including attorney’s fees. ALPS reserves the right, in its sole discretion to discontinue all Services upon 10 days’ written notice to the Sponsor without any liability to the Sponsor, or any other Person if an invoice is more than 30 days past due on any amounts owed to ALPS under this Agreement.

The Sponsor is responsible for payment for all billed and unbilled fees through the date of termination of this Agreement. ALPS shall have the right to withhold Services, documentation and records until such amounts have been paid.

The Sponsor shall reimburse ALPS for any applicable sales, use, property or other taxes and customs duties paid or payable by ALPS in connection with the Services or property (such as Market Data) delivered in connection with this Agreement. The Sponsor shall have no liability for any taxes based upon the net income of ALPS. All taxes owed by the Sponsor hereunder shall become due and payable when billed by ALPS to the Sponsor, or when assessed, levied or billed by the appropriate tax authority, even if such billing occurs subsequent to termination of this Agreement. When ALPS’s contracting entity is a U.S. corporation, the Sponsor shall recognize ALPS as such for purposes of any government and double taxation convention.

All amounts payable to ALPS hereunder are payable in United States dollars.

ALPS reserves the right to review and increase its fees upon the prior approval of the Sponsor. If ALPS proposes a fee amendment, the amendment will become effective as agreed in writing between the Parties. If no agreement is reached within 15 days of ALPS’s proposal, ALPS may terminate this Agreement upon 90 days written notice to the Sponsor. Such termination is effective at the end of the next calendar quarter ending not less than 90 days following the date of the termination notice.

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